As filed with the Securities and Exchange Commission on September 16, 2025

Registration No. 333-271006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT (REGISTRATION NO. 333-271006)

UNDER THE SECURITIES ACT OF 1933

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4619612

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

202 Carnegie Center, Suite 301

Princeton, New Jersey 08540

+1 (646) 885-8505

(Address, including zip code, and telephone number,

including area code, of the registrant’s principal executive offices)

Robert Duffield

c/o Perseus BidCo US, Inc.

300 Conshohocken State Road, Suite 300

West Conshohocken, Pennsylvania 19428

United States

+1 (856) 981-7737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Sebastian L. Fain, Esq.

Paul K. Humphreys, Esq.

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

+1 (212) 277-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by Y-mAbs Therapeutics, Inc., a Delaware corporation (the “Registrant”):

•	registration statement on Form S-3 (Registration No. 333-271006) filed with the SEC on March 30, 2023.

The Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister all securities that remain unsold under the Registration Statement.

On September 16, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 4, 2025 (the “Merger Agreement”), by and among the Registrant, Perseus BidCo US, Inc., a Delaware corporation (“Parent”), Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”) and, solely for the purposes of Section 5.16 and Article 8 of the Merger Agreement, Stark International Lux, a Luxembourg société à responsabilité limitée, Purchaser merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware on September 16, 2025.

Y-MABS THERAPEUTICS, INC.

Date: September 16, 2025	By:	/s/ Vanessa Wolfeler
		Name:	Vanessa Wolfeler
		Title:	President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, in reliance upon Rule 478 under the Securities Act of 1933, as amended.